Exhibit 10.11

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF DISCLOSED

SITE LOCATION AND DEVELOPMENT AGREEMENT

THIS SITE LOCATION AND DEVELOPMENT AGREEMENT (this “Agreement”) is hereby made and entered into as of the 28 day of September, 2020 (the “Effective Date”), by and among RED DOG TECHNOLOGIES LLC (the “Company”) and JOHNSON CITY ENERGY AUTHORITY D/B/A BRIGHTRIDGE (“BrightRidge”). Company and BrightRidge may from time to time be referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Company has agreed to establish and operate a high-density data center that would utilize electric power and energy purchased from BrightRidge with an anticipated peak demand of 25 megawatts (the “Project”); and

WHEREAS, BrightRidge enthusiastically supports and encourages economic development and the expansion of its electric system customer base and supports having Company establish the Project within its territory; and

WHEREAS, subject to the terms and conditions hereof, Company intends to establish the Project within the electric system service area of BrightRidge, to be located on a site that is adjacent to BrightRidge’s Allen Phipps substation, [***], Limestone, Tennessee; and

WHEREAS, BrightRidge and Company desire to set forth the respective commitments of each Party in connection with the establishment of the Project.

NOW, THEREFORE, upon and in consideration of the respective promises and covenants contained herein and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEVELOPMENT OF THE PROJECT SITE

Section 1.1 The Project Site. Company has identified one contiguous parcel of land consisting of approximately three (3) acres (the “Project Site”), as more specifically described in the Ground Lease Agreement attached as Exhibit A (the “Ground Lease”), as a suitable location for the Project.

Section 1.2 The Ground Lease. In connection with the Project, BrightRidge has agreed to lease the Project Site to Company on the terms and conditions set forth in the Ground Lease.

ARTICLE II.

ESTABLISHING ELECTRICAL SERVICE TO THE PROJECT SITE

Section 2.1 Configuration of Electrical Service; Point of Common Coupling. The point of common coupling (“Point of Common Coupling”) between the Parties’ respective networks is the secondary terminals of the distribution pad mount transformers that have secondary voltages in the range of 415Y/240V. BrightRidge will own these transformers and everything on the utility (line) side of the Point of Common Coupling, and Company will own all equipment and facilities on the customer (load) side of the Point of Common Coupling.

Section 2.2 Metering. BrightRidge will install and maintain the billing meter, the costs of which are set forth in Exhibit B, for electric service to the Project in the substation breaker serving the Project Site. Any additional metering installation or packages required by TVA or other programs will be at the Company’s expense.

Section 2.3 Establishing Electrical Service.

(a) BrightRidge will be responsible, at Company’s expense, subject to Company’s prior written consent in all instances, to plan, design and install all facilities and equipment that is necessary to provide electrical service to the Project Site and related services. These costs (the “Project Costs”) include, but are not limited to:

(i) Purchasing and installation costs of electric equipment such as transformers, cable, conduit, reclosers, poles, wire, switches, breakers, and metering along with associated labor and equipment costs and standard overheads;

(ii) Costs for services of consulting engineers and any additional costs arising from unknown soil conditions such as rock removal, poor digging conditions, or poor soil bearing capacity and include all related equipment and removal costs;

(iii) Such costs as are necessary for BrightRidge to utilize the automatic disconnect options set forth in Section 3.3, below; and

(iv) Such costs as are necessary for BrightRidge to install and provide the security cameras and security lights described in Section 4.1, below.

(b) Additionally, BrightRidge will purchase conduit, undertake the necessary excavation, and install conduit from the Point of Common Connection to Company’s Distribution panel at each transformer, and these costs will be included within the Project Costs. Upon completion of this work, Company shall own and be solely responsible for this conduit.

Section 2.4 Payment for Project Costs.

(a) A preliminary estimate of the Project Costs is attached as Exhibit B. BrightRidge will take all reasonable steps to obtain Company’s approval for an increase in costs that exceeds twenty percent (20%) of the total Project Costs, but Company shall be responsible for paying the final Project Costs in connection with establishing electrical service for the Project, including all costs in excess of the costs listed in Exhibit B that are reasonably incurred by BrightRidge in connection with establishing such electrical service. BrightRidge will capture, calculate, and invoice these costs in accordance with BrightRidge’s standard practices.

(b) BrightRidge will provide Company an itemized invoice of all Project Costs (minus the Discount and the Incentive as defined in Section 3.4) following the completion of all such work. Company shall be responsible to pay BrightRidge for any costs in excess of $[***]

within 30 days of receipt of the itemized invoice. The remaining $[***] balance for such Project Costs will be paid to BrightRidge by Company in twelve (12) equal monthly increments, with the first increment due on the twenty-fifth (25th) month following the completion of such work.

(c) In consideration of the extended payment period set forth in subsection (b), immediately above, Company will provide cash, an irrevocable standby letter of credit, or surety bond in the amount of $[***] to guarantee payment of Project Costs net of the discount and incentives set forth in Section 3.4, below. BrightRidge must approve the financial institution and the terms of the letter of credit in advance, and Company will maintain an acceptable standby letter of credit until such time as the Project Costs are paid in full. If the payment for Project Costs is not made on or before the end of the thirty-six (36) month project period, BrightRidge will initiate a claim for Project Costs from the financial institution in accordance with the terms of the letter of credit.

ARTICLE III.

POWER SUPPLY

Section 3.1 Power Contract. A copy of the Contract for Lighting and Power Service between the Parties is attached as Exhibit C (the “Power Contract”). In the event of a conflict between the provisions of this Agreement and the Power Contract, the provisions of this Agreement prevail, but only to the extent necessary to resolve the conflict.

Section 3.2 Additional Blockchain Capacity – First Right of Refusal.

(a) For a period of at least sixty (60) days before BrightRidge designates additional capacity on its electric system for high-density data centers, BrightRidge will give Company a first right of refusal to purchase such capacity. If Company elects to take such additional electrical service within this sixty (60) day period, the Parties will enter into an agreement within sixty (60) days of Company notifying BrightRidge of its decision, and Company will have another three hundred sixty five (365) days to commence full commercial operations of the expansion of its blockchain service center. If Company fails to meet any of the foregoing deadlines, BrightRidge may offer such capacity to any other high-density data center. Notwithstanding the foregoing, nothing in this Section will prohibit BrightRidge from providing electrical services to another high-density data center where it determines, reasonably and in good faith, that it is legally required to do so.

(b) For two (2) years from the Effective Date of this agreement, if BrightRidge proposes to make available capacity for a high-density data center at the location currently known as the “Barnes Substation Site,” BrightRidge will give Company a first right of refusal to purchase such capacity following the calendar schedule as set forth above in Section 3.2(a).

Section 3.3 Suspension of Power Consumption.

(a) Prevention of Peak Power Consumption. BrightRidge will install and maintain an automatic disconnect mechanism that will allow BrightRidge, at no additional cost to BrightRidge, to suspend Company’s power consumption during peak times. The initial schedules governing such suspension of electric service are attached as Exhibit D, and BrightRidge may update such schedules from time to time with the consent of Company, which will not be unreasonably withheld.

(b) Interruption of Power Supply. In addition to the provisions of subsection (a) above, BrightRidge may also interrupt approximately five megawatts (5 MW) of the Company’s load at any time and at no additional cost to BrightRidge. Such interruption would be made in emergency situations and/or unplanned events that could have system effects beyond BrightRidge’s control. Company acknowledges that such an interruption will be controlled by recloser devises that will operate automatically, and BrightRidge will take reasonable steps to notify Company of such interruption promptly after such interruption occurs.

(c) Company Responsibility; Indemnification and Hold Harmless. Company recognizes that it may be called upon to interrupt or curtail its takings of power from BrightRidge from time to time under this Agreement and acknowledges that it is solely responsible for providing and maintaining such curtailment plans, equipment in its plant, emergency operating procedures and other similar policies, procedures, protective devices and other safeguards as may be required to safeguard persons on its property, its property, and its operations from the effects of such interruptions and curtailments. Company further acknowledges and agrees that BrightRidge may require Company to interrupt or curtail its takings of power at times that may not coincide with Company’s on-peak power demand and, accordingly, may not reduce Company’s on-peak demand costs. Provided BrightRidge’s gross negligence, willful misconduct of fraud is not a contributing factor, Company assumes all risks of loss, injury or damage to Company, its property and persons on or near its property arising from such interruptions or curtailments and will indemnify and hold BrightRidge, its officers, employees, representatives and agents harmless from all claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from BrightRidge’s suspension of power supply in accordance with this Section 3.3.

(d) The provisions of this Section 3.3 are supplemental to the provisions of BrightRidge’s rules and regulations under the Power Contract, and nothing in this Section will operate to in any way limit the rights and remedies of BrightRidge under its rules and regulations.

Section 3.4 Incentives; Accountability.

(a) BrightRidge will apply a one-time discount of $[***] on its invoice for Project Costs (the “Discount”) and a one-time additional credit of $[***] (the “Incentive”) on its invoice for Project Costs.

(b) In the event that this Agreement, the Power Contract, or the Ground Lease is terminated prior to five years and six months from the date of the signature of the Power Contract, other than for default of BrightRidge, Company shall be responsible for immediately repaying the full Incentive ($[***]) to BrightRidge as of the date any one or more of such agreements terminates.

ARTICLE IV.

ADDITIONAL SERVICES

Section 4.1 Security Cameras and Security Lights. BrightRidge will install and maintain at least two security cameras and at least two security lights at its Allen Phipps substation that are directed at Company’s operations on the Project site. BrightRidge will provide Company with remote access to the security cameras and with access to four (4) terabytes of DVR storage of feed from such cameras. The capital costs for the security cameras and the security lights will be included in the Project Costs, and the operating expenses associated with the cameras and streetlights are included in the lease under the Ground Lease.

Section 4.2 Broadband. BrightRidge will provide Company with the broadband services required in connection with the operation of the Project. Company will choose the appropriate level of service at the time of installation of the Project and will enter into a monthly service agreement.

ARTICLE V.

MISCELLANEOUS

Section 5.1 Term of Agreement; Early Termination for Default.

(a) The term of this Agreement shall commence on the Effective Date and shall continue in effect for so long as the Ground Lease and the Power Contract are in effect.

(b) If either party shall fail to discharge any of its obligations under this Agreement and such failure shall continue for thirty (30) days after notice thereof in writing from the other party, the non-defaulting party may thereafter terminate this Agreement by sending written notice of termination to the other party.

(c) Nothing in the termination of this Agreement pursuant to this Section shall alter or impair the terms of any of the Power Contract, the Ground Lease or any obligation under this Agreement that, by its terms, is of a nature that ordinarily survives termination.

Section 5.2 Governing Law; Jurisdiction and Venue. The governing law of this Agreement shall be the law of the State of Tennessee, without regard to any conflicts of law principles. The Parties agree that no suit or action shall be commenced by any Party hereto, or by any successor, personal representative or assignee of any of them, with respect to the Project, or with respect to this Agreement or any other document or instrument which now or hereafter evidences all or any part of the actions contemplated herein, other than in a state court of competent jurisdiction in Tennessee and for the Washington County, Tennessee or in the courts of the United States District Court for the Eastern District of Tennessee, and all Parties hereby consent and submit to the jurisdiction of such courts.

Section 5.3 Assignment. Company may not assign this Agreement, or any all of its rights, interests and obligations created and set forth herein without BrightRidge’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.

Section 5.4 Binding Nature. It is the intention of the Parties that the commitments and obligations set forth herein shall be binding upon the Parties hereto and their respective successors and permitted assigns.

Section 5.5 No Third-Party Beneficiaries. Other than as set forth in this Agreement, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Section 5.6 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and duly signed by an authorized representative of each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless set forth in a writing executed by the party granting such waiver, nor shall it be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Electronic facsimile signatures shall also be deemed originals for purposes hereof.

Section 5.8 Entire Agreement. This Agreement (including any exhibits referred to herein) constitutes the entire agreement among the Parties hereto and supersedes any prior understandings, agreements or representations by or among the Parties hereto, whether written or oral to the extent they relate to the subject matter herein.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day above written.

JOHNSON CITY ENERGY AUTHORITY D/B/A BRIGHTRIDE

By:	/s/ Jeffrey R. Dykes
Its:	President & CEO

RED DOG TECHNOLOGIES, LLC

By:	/s/ James D Kelly III
Its:	Manager

EXHIBITS

EXHIBIT	DOCUMENT
A	Ground Lease
B	Estimate of Project Costs
C	Power Contract
D	Rules Governing Suspension of Power Service

EXHIBIT A: GROUND LEASE AGREEMENT

THIS GROUND LEASE AGREEMENT (hereinafter called this “Lease”) is made this 28 day of September, 2020, (the “Effective Date”), by and between JOHNSON CITY ENERGY AUTHORITY D/B/A BRIGHTRIDGE, a municipal energy authority (hereinafter called “Landlord”), and RED DOG TECHNOLOGIES LLC, a Tennessee limited liability company (hereinafter called “Tenant”).

W I T N E S S E T H:

1. Leased Premises. For the rent and upon the agreements, covenants, terms and conditions contained in this Lease, Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the real property situated in Washington County, Johnson City, Tennessee, which is more particularly described on an attachment hereto, marked Exhibit “A”, and incorporated by reference herein, together with (i) all of the easements, rights, privileges and appurtenances thereunto belonging; (ii) all improvements presently situated thereon; and (iii) all rights of ingress, egress and access from all public and private thoroughfares (all of the foregoing, including any improvements thereto, are hereinafter called the “Premises”). Except as otherwise provided in this Lease, Tenant has inspected the Premises and accepts the Premises “as-is” and agrees that neither Landlord nor any of Landlord’s agents or employees have made any other representations or warranties, either written or oral, express or implied, with respect to the condition, suitability, state of repair or zoning (if applicable) of the Premises.

2. Term. The Term of this Lease shall be for a period of five (5) years and six (6) months, commencing on the 28 day of September, 2020, and ending on the 28 day of March, 2026 (the “Initial Term”). Provided Tenant is not in default under this Lease, the Term shall automatically renew for up to five additional terms of one (1) year (each a “Renewal Term”, together with the Initial Term, the “Term”).

3. Use. Landlord and Tenant mutually agree that the Premises may be used to establish and operate a high-density data center, computer “server farm,” and for related purposes in Landlord’s service area. Tenant covenants that it will not use or permit the use of the Premises for any other purpose. Tenant further covenants that it will only use and permit use of the Premises in a safe and reasonable manner and in compliance with all applicable laws, regulations, codes and ordinances, and that no nuisance will be permitted, nor shall any waste be committed upon the Premises.

4. Rent.

(a) Tenant agrees, without demand and without any abatement, deduction or setoff to pay to Landlord, at Landlord’s address, or at such other place as Landlord may, from time to time, designate. During the Initial Term of this Lease, Rent shall be $600.00 per acre per year, based upon total disturbed land as required for Company’s operations (“Rent”). As of the date of this Lease, current total disturbed land comprising the Premises is 3.0 acres. The parties may revise the description of the Premises in Exhibit “A” from time to time to include additional land, and the disturbed land total will be calculated as of the first (1st day of the last month of each calendar year. Rent shall be payable in advance on the first (1st) day of the calendar year when due and shall be prorated for any partial months. In any Renewal Terms, after the Initial Term, the Rent may not increase by more than 5% of the Rent in the prior Term.

(b) It is the intention of the parties that this Lease is a net lease, and that Landlord shall receive the amounts of Rent set forth above, and any sums shall become payable hereunder by Tenant, free from all taxes (including any taxes imposed on Rent in lieu of real estate taxes), charges, expenses, damages and deductions, assessments of every kind or sort whatsoever, relating to the Premises or activities conducted thereon. No termination of this Lease prior to the normal ending thereof by lapse of time or otherwise, excluding all terminations specifically permitted herein, shall affect Landlord’s right to collect Rent for the period prior to termination of this Lease.

5. Past Due Rent. In the event any installment of Rent [or any other sum] which becomes owing by Tenant to Landlord or to third parties under the provisions hereof is not received within ten (10) days after the due date thereof (without in any way implying Landlord’s consent to such late payment), Tenant, following the receipt of written notice of such non-payment of Rent, agrees to pay, in addition to said installment of Rent or such other sums owed, a late payment charge equal to the greater of five percent (5%) of the installment of Rent, or such other sums owed (a “Late Charge”). In addition, any Rent, or any other sum not paid when due, and any sums advanced by Landlord to or for the benefit of Tenant pursuant to the provisions of this Lease, shall accrue interest at a rate equal to twelve percent (12%) per annum from the date on which it was due (excluding the ten (10)-day grace period applicable to the payment of Rent) or the date that Landlord advanced such sum until the date on which it is paid in full with accrued interest. Notwithstanding the foregoing, Landlord hereby waives any Late Charge or interest for any two (2) late installments of Rent per year if all other installments of Rent during that calendar year were made timely.

6. Nature of Obligations. Tenant covenants and agrees with Landlord that Tenant shall not be entitled to any abatement, deduction, deferment, suspension or reduction of, or setoff, defense or counterclaim against Rent or any other charges, costs, expenses, or obligations payable by Tenant under this Lease. The express intention and understanding of Landlord and Tenant are that the covenants and obligations of Landlord and Tenant hereunder shall be for all purposes separate and independent.

7. Taxes. Excluding any equipment or other improvements installed or made and owned by Landlord to provide Tenant with electrical or broadband service, Tenant shall pay any real estate taxes, ad valorem taxes, general and special assessments and other governmental charges, water and sewer charges, and/or any and all other tax imposed upon or levied against the Tenant’s operations, equipment and improvements on the Premises.

8. Alterations and Improvements During Term.

(a) The parties agree that Tenant shall have the right to construct buildings, fencing, and signage on the Premises in accordance with the site plan attached hereto as Exhibit “A” without further written consent of Landlord, provided that:

(i) Tenant will obtain all construction and building permits at its sole cost and expense;

(ii) Tenant shall make such improvements (1) in a good and workmanlike manner, and (2) in accordance with all applicable laws, codes and ordinances and the requirements of the insurance underwriters carrying insurance on the Premises, and shall substantially complete such improvements on or before December 1, 2020.

(iii) Tenant, to the extent not attributable to Landlord, shall indemnify and hold harmless Landlord from any cost, expense, claims, losses or damages (including, but not limited to, reasonable legal fees charged by attorneys of Landlord’s choice), mechanic’s lien, materialmen’s lien or other lien, charge, claim or encumbrance, and any costs in connection with the making of such improvements, and shall protect title to the Premises against any claim or lien incident to the construction of such improvements. Should any mechanic’s liens, materialmen’s liens or other liens or affidavit claiming liens be filed against the Premises or interest therein for any reason whatsoever incident to the acts or omissions of Tenant, Tenant’s sublessees, assigns or any contractor of Tenant or its sublessees, assigns or any such contractor’s subcontractor or any laborer performing labor or materialman furnishing materials at or for the Premises or by reason of any specially fabricated materials whether or not placed on the Premises, Tenant shall cause the same to be canceled and discharged of record by payment, bonding or otherwise, within thirty (30) days after Tenant’s receipt of notice by Landlord, or at such earlier time as is necessary to prevent the foreclosure thereof; and

(iv) At the expiration or earlier termination of this Lease, Tenant shall be entitled to leave any Landlord-approved permanent structures (i.e,. approved buildings, fences, and signage) on the Premises in an “as-is,” “where-is” condition, but must remove all equipment related to the high-density data center that is owned by Tenant. In all other respects, the Tenant shall surrender the Premises and any other improvements thereon in reasonably good condition, ordinary wear and tear excepted.

(b) In the event that during the Term of this Lease, any addition, alteration, change, repair or other work of any nature, structural or otherwise, shall be required or ordered on account of any federal, state, or local governmental law, rule, regulation, code, order, ordinance, or the like (including but not limited to the Americans with Disabilities Act) now in effect or hereafter adopted, passed, or promulgated, or on account of any other reason, Tenant, with cooperation from the Landlord, as necessary, shall promptly make such changes regardless of when the same shall be incurred or become due, and the entire cost thereof shall be the liability of Tenant.

9. Insurance and Indemnification.

(a) Tenant, at its sole cost and expense, shall keep the Premises, with all improvements thereon, insured under an “all risk” policy coverage, against loss or damage by fire and lightning, including, by an extended coverage endorsement, windstorm, hail, explosion (except high boiler), and smoke damage solely for Tenant’s benefit, and in no event shall Landlord be responsible for the repair, maintenance or restoration of Tenant’s improvements. In the event of any casualty damage to the improvements on the Premises, Tenant shall use the proceeds of insurance to restore or repair such improvements.

(b) Tenant, at its sole cost and expense, shall maintain, for the mutual benefit of Landlord and Tenant, general public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises, and on, in or about the adjoining public and private thoroughfares, such insurance to afford protection to the limits of not less than $1,000,000.00.

(c) Tenant shall require any contractor performing work on or at the Premises at the Tenant’s direction to carry and maintain, at no expense to Landlord, a comprehensive general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, with insurance carriers and in amounts reasonably acceptable to Landlord, comparable to amounts maintained for similar facilities in the same geographic region; and worker’s compensation or similar insurance, covering all persons employed by Tenant and Tenant’s sublessees and assigns on the Premises, in form and amounts required by law.

(d) Certificates of all such insurance required pursuant to this section shall be delivered by Tenant to Landlord within ten (10) days following Landlord’s request therefor.

(e) Tenant shall indemnify Landlord and save Landlord harmless from and against any and all claims, actions, damages, liability and expenses (including, but not limited to, court costs, costs of defense and reasonable attorney’s fees) in connection with loss or damage to property or injury or death to persons occurring in, on or about or arising out of, the Premises or the construction of improvements by (a) Tenant, (b) Tenant’s sublessee or assignee, (c) any agents, employees, licensees, invitees, contractors or subcontractors of Tenant or (d) any agents, employees, licensees, invitees, contractors or subcontractors of Tenant’s sublessee or assignee (the foregoing parties listed in clauses (a), (b), (c) and (d) above shall be collectively hereinafter called “Tenant Parties”) thereon, or occasioned wholly by any act or omission of Tenant or Tenant’s sublessee or assignee. Tenant’s obligations under this provision shall survive the expiration or earlier termination of this Lease.

(f) All policies of insurance insuring the Premises or the improvements thereon shall include a waiver by the insurer of all right of subrogation against the other party to this Lease in connection with any loss or damage thereby insured against to the extent of the coverage provided by the respective insurance policies carried by any party hereto. Landlord and Tenant hereby waive all rights of recovery and causes of action against the other and all persons claiming through or under such other party, by way of subrogation or otherwise, for any damage to the perils covered by such general public liability insurance (or broader coverage, if applicable), notwithstanding that any such damage or destruction may be due to the negligence of such other party or of the persons claiming through or under such other party.

(g) All such insurance policies required to be carried by Tenant hereunder shall be with an insurance provider licensed in the state of Tennessee. Public liability insurance policies evidencing such insurance shall name Landlord and its designee as additional insureds and shall also contain a provision requiring the insurer to give at least thirty (30) days’ prior written notice to Landlord of any cancellation, modification or non-renewal of such insurance. If Tenant shall fail to perform any of its obligations under this Paragraph, Landlord may perform the same and the cost of same shall be deemed additional Rent and shall be payable upon Landlord’s demand.

Landlord reserves the right to require that the insurance coverage limits described above be increased from time to time during the Term of this Lease as may be reasonably necessary to compensate for inflation and other factors related to liability amounts.

10. Personal Property, Risk of Damage.

All Tenant’s personal property of every kind or description including, without limitation, inventory and trade fixtures, which may at any time be in the Premises shall be at Tenant’s sole risk, or at the risk of those claiming under Tenant, and Landlord shall not be liable and shall be held harmless by Tenant against all claims, losses, liability and expenses (including, but not limited to, subrogation claims by Tenant’s insurance carrier) for any damage to said property or loss suffered by the business or occupation of Tenant caused by any source whatsoever, including, without limitation, the bursting, overflowing or leaking of sewer or steam pipes or from the heating or plumbing fixtures or from electric wires or from gas, fumes or odors.

11. Maintenance of the Premises.

(a) Tenant shall keep and maintain, at its sole cost and expense, the Premises and structural portions of the Premises, the heating, air conditioning, including exterior mechanical equipment, exterior utility facilities and exterior electrical equipment serving the Premises in good repair, or provide replacements, if needed, to keep the Premises in reasonably good condition, ordinary wear and tear excepted, and further provided, any damage thereto caused by any act or negligence of Tenant, shall be promptly repaired by Tenant. Tenant shall also keep and maintain in reasonably good order, condition and repair (which repair shall mean replace if necessary), ordinary wear and tear excepted, the remaining portions of the Premises and every part thereof, including, without limitation, the exterior and interior portions of all doors, windows, glass, plumbing and sewage facilities within the Premises or under the floor slab including free flow up the main sewer line, fixtures, electrical lines, plumbing fixtures and interior walls, floors and ceilings. Landlord shall not be responsible to maintain or make any improvements or repairs of any kind and character, in or upon the Premises, it being expressly acknowledged and agreed by the parties hereto that all maintenance and repair (or replacement) of every type and character to the Premises and the improvements located thereon shall be the sole responsibility of and paid for by Tenant; provided however, Landlord shall be liable to Tenant for the cost of any maintenance or repairs necessitated by the actions or negligence of Landlord.

(b) Landlord shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary machinery or equipment located on the Premises. In any instance where Tenant in its sole discretion determines that any items of such machinery or equipment have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, Tenant may remove such items of machinery or equipment and sell, trade-in, exchange or otherwise dispose of them (as a whole or in part) without any responsibility or accountability to the Landlord therefor.

(c) Landlord shall not be liable for any damage or injury to persons or property resulting from plumbing, gas, water, steam, sewer or other pipes or tanks or equipment, or the bursting or leaking thereof, or from water or resulting from any condition of the Premises or from any accident in or about the Premises.

12. Environmental Indemnifications.

(a) Tenant shall not cause or permit any Hazardous Substances (as defined herein) to be released, brought upon, stored, produced, emitted, disposed of, or used upon, about or beneath the Premises by Tenant or any sublessee, except in compliance with all applicable Environmental Laws (defined herein). Tenant, except for any contributory liability of Landlord, agrees hereby to indemnify, defend and to hold Landlord harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly arising out of or attributable to the generation, storage, release, threatened release, discharge or disposal, during the Term of this Lease, of Hazardous Substances (as hereinafter defined) on, under or about the Premises (whether by Tenant or any sublessee or by other third persons occupying or present on the Premises at the request of Tenant or sublessee, other than Landlord or their agents, contractors, subcontractors or employees), including, but not limited to, damages, court costs, costs of defense and reasonable attorney fees, and including, without limitation:

(i) Those damages or expenses arising under Environmental Laws (as hereinafter defined).

(ii) The cost of any required or necessary repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans.

(iii) Damage to any natural resources.

(iv) All reasonable costs and expenses incurred by Landlord in connection with clauses (i), (ii) and (iii).

(b) Tenant hereby agrees, represents and warrants that:

(i) Tenant shall obtain and maintain all permits and licenses required in connection with Tenant’s business operations at the Premises, including, but not limited to, all permits and licenses relating to environmental matters.

(ii) Within ten (10) days after Tenant’s receipt of any order or notice from any local, state or federal agency having jurisdiction over the Premises relating to environmental matters at the Premises, Tenant shall furnish Landlord with a copy of such order or notice.

(iii) Upon termination of the Lease, Tenant shall return the Premises to Landlord free of contamination or damage from any Hazardous Substances.

(c) As used herein, “Hazardous Substances” shall mean and includes (i) all hazardous substances, toxic substances, waste, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, radioactive material and petroleum products) that are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Water Quality Act of 1987, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Hazardous Substances Transportation

Act, 49 U.S.C. Section 1801, et seq., and any state or local statute, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding hazardous substances (herein referred to as the “Environmental Laws”); or (ii) any substance or material that is defined or termed as a “hazardous substance” or “hazardous waste” as defined by any existing federal, state or local law, statute, regulation code or authority.

Notwithstanding any other obligation of Tenant to indemnify Landlord pursuant to this Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any federal, state or local governmental agency or political subdivision due to the presence upon, about or beneath the Premises of any Hazardous Substances if such Hazardous Substances were released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises by Tenant, its sublessee or their respective agents, contractors, subcontractors or employees. Tenant’s obligations under this Paragraph 12 shall survive the expiration or earlier termination of this Lease.

13. Utilities. During the Term of this Lease, Tenant shall contract for, in its own name, and shall pay before delinquency for (i) all utilities and services used or consumed by Tenant upon the Premises; (ii) all water and sewage charges attributable to the Premises; (iii) any charges made for the installation of new or additional connections or modifications in such services made during the Term hereof and (iv) all taxes or other charges levied on such utilities. Tenant shall pay all charges for garbage collection or other sanitary services. Landlord shall not be responsible for any interruption, discontinuance, or termination of utilities to the Premises. Landlord agrees to execute any documentation necessary in order for Tenant to obtain utility services for the Premises, including, but not limited to, the granting of any requirement easements to utility providers. Notwithstanding the foregoing, the terms and conditions of Landlord’s electric service to Tenant shall be exclusively governed by the Contract for Lighting and Power Service between the parties of even date herewith.

14. Assignment and Subletting. This Lease may not be assigned and the Premises be not subleased, as a whole or in part, by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

15. Events of Default. The following shall be “events of default” under this Lease, and the terms “event of default” or “default” shall mean, whenever they are used in this Lease, any one or more of the following events:

(a) Failure by Landlord or Tenant to observe and perform any covenant, condition or agreement on its part to be observed or performed, for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied is given to one party by the other, unless the one giving notice shall agree in writing to an extension of such time prior to its expiration. If a failure under this section is such that it can be corrected but not within the applicable period, it shall not constitute an event of default if appropriate corrective action is instituted within the applicable period and diligently pursued until the default is corrected.

(b) If Tenant files, is subject to, or acquiesces in a petition in any court (whether or not filed by or against Tenant pursuant to any statute of the United States or any state and whether or not for a trustee, custodian, receiver, agent, or other officer for Tenant or for all or any portion of Tenant’s property) in any proceeding whether bankruptcy, reorganization, composition, extension, arrangement, insolvency proceedings, or otherwise.

(c) The foregoing provisions of subsection (a) of this section are subject to the following limitations: if by reasons of force majeure, Landlord or Tenant is unable in whole or in part to carry out the agreements on its part herein referred to, the failure to perform such agreements due to such inability shall not constitute an event of default nor shall it become an event of default upon appropriate notification or the passage of this stated period of time. The term “force majeure” as used herein shall mean, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; act of public enemies; orders or regulatory or permitting requirements of any kind of the government of the United States of America or of the state of Tennessee or any of their respective departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires, hurricanes, tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of Landlord or Tenant. Landlord and Tenant agree, however, to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of Landlord or Tenant, as the case may be and Landlord and Tenant shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of Landlord or Tenant, unfavorable to it.

16. Remedies on Default. Landlord, notwithstanding all other rights or remedies it may have by law and in equity, shall have the right:

(a) to terminate this Lease and resort to legal process for collection of damages and/or eviction;

(b) to re-enter, take possession of the Premises and attempt to re-let without terminating this Lease and expel or remove all persons and property from the Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant;

(c) to exercise any combination of the foregoing remedies or any other legal or equitable right or remedy available to Landlord under applicable law on account of such default, all without service of notice or resort to legal process and without Landlord’s being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

(d) In the event of any reentry or retaking of the Premises by Landlord and/or any termination of this Lease by Landlord, Tenant shall nevertheless remain in all events liable and answerable for the Rent to the date of such retaking, reentry or termination.

(e) Tenant waives notice to vacate or quit the Premises upon expiration of this Lease. Tenant agrees that if it fails to surrender the Premises at the termination or expiration of this Lease in the condition required by the terms of this Lease, Tenant will be liable to Landlord for any and all damages that Landlord shall suffer by reason thereof.

17. Landlord’s Right to Enter Premises. Provided Landlord shall not unduly interfere with or interrupt Tenant’s business, Tenant agrees to permit Landlord and any authorized representatives of Landlord upon reasonable notice to enter the Premises accompanied by a representative of Tenant at all times during usual business hours, or at any other time in case of emergency, to inspect the same.

18. Eminent Domain.

(a) If at any time during the Term hereof (i) the whole of the Premises shall be taken for any public or quasi-public use, under any statute, or by right of eminent domain; or (ii) any part of the Premises shall be so taken, such that Tenant determines, in its sole discretion that the Premises are not or shall not be tenantable or shall be insufficient for the operation of Tenant’s business as previously operated prior to the reduction resulting from such taking, then, upon written notice from Tenant to Lessor of such determination, the Term, and all rights of Tenant hereunder, shall immediately cease and terminate, and the Rent, insurance, and other items payable under this Lease shall be adjusted and paid to the time of such condemnation. In the event of a termination pursuant to the provisions of this section, any award attributable to the value of the land shall be paid to Landlord and any condemnation award attributable to the value of any improvements on the land shall be paid to Tenant.

(b) In the event that a taking shall not be sufficient under the provisions of this Paragraph 18 to terminate this Lease, this Lease shall remain in effect, except the Rent shall be reduced by an amount such that the ratio of the reduced Rent to the Rent paid immediately prior to the taking is the same as the ratio of the fair market value of the Premises after the taking to the fair market value of the Premises prior to the taking.

19. No Warranty of Condition or Suitability by Landlord. Landlord makes no warranty, either express or implied, as to the condition of the Premises or that it will be suitable for the purposes or needs of Tenant. Tenant releases Landlord from, agrees that Landlord shall not be liable for, and agrees to/ hold Landlord and its officers, directors, agents, servants and employees harmless against, any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Premises or the use thereof. The members of Landlord of Directors of Landlord shall incur no liability either individually or collectively by reason of the obligations undertaken by Landlord hereunder.

20. Identification of Machinery and Equipment Included in Project. Tenant will at all times maintain in its permanent records a complete list of the machinery and equipment constituting a part of the Project, which will specifically identify each item of such machinery and equipment as being property of Landlord.

21. Representations and Warranties.

(a) Tenant hereby represents and warrants to Landlord that Tenant is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Tennessee; and Tenant has, as of the date of execution of this Lease, all requisite power and authority to enter into and perform its obligations under this Lease.

(b) Landlord is a municipal energy authority duly organized and existing under the laws of the state of Tennessee and leasing the Premises to Tenant will be in furtherance of the public purpose for which Landlord was formed.

(c) The representations and warranties contained in this Lease have been relied upon by the parties as a material inducement for entering into this transaction, and they shall survive the execution and delivery of this Lease, regardless of any investigation made at any time by any of the parties.

22. No Waiver by Landlord. No waiver of any of the terms, covenants and provisions, conditions, rules and regulations required by this Lease, and no waiver of any legal or equitable relief of remedy shall be implied by the failure of Landlord, Tenant or Tenant’s sublessees or assigns to assert any rights, or to declare any forfeiture, or for any other reason, and no waiver of any of said terms, provisions, covenants, rules and regulations shall be valid unless it shall be in writing signed by the waiving party.

23. Vacation of Premises.

(a) Subject to Section 8(a)(iv), upon expiration or earlier termination of this Lease, all trade fixtures installed by Tenant shall remain the personal property of Tenant, provided the same are removed by Tenant upon the expiration or earlier termination of this Lease and all damage caused by such removal is promptly repaired at Tenant’s expense. Any property not so removed at the expiration of the Term of this Lease, shall be deemed to have been abandoned by Tenant and may be retained or disposed of by Landlord, as Landlord shall desire.

24. Holdover. Any holding over by Tenant of the Premises after the expiration of this Lease shall operate and be construed as a tenancy from month to month governed by the terms hereof, except for Rent which shall be 125% of the Rent then in effect for the first three (3) months, then 200% following until a new Lease is entered into. Tenant shall also pay all other charges payable under the terms of this Lease.

25. Short Form Lease. This Lease shall not be recorded, but a Memorandum of Lease describing the Premises, giving the Term of this Lease as set forth herein, may be recorded in its place, at Tenant’s discretion.

26. Notices. All notices required or permitted by this Lease shall be in writing, and shall be deemed properly delivered when and if (i) hand-delivered with receipt on the date set forth on the receipt or (ii) by overnight carrier, with receipt, on the date set forth on the receipt or (iii) sent in the United States Mail, postage prepaid, certified or registered mail, return receipt requested on the date set forth on the receipt, addressed to the parties hereto at their respective addresses set forth below or as they may hereafter specify by written notice delivered in accordance herewith:

If to Landlord:

BrightRidge

2600 Boones Creek Road

Johnson City, TN 37615

If to Tenant:

Red Dog Technologies LLC

[***]

[***]

27. Options to Terminate. In addition to the remedies set forth in Section 16, either party may terminate this Lease effective upon expiration of a Term of this Lease by providing written notice to the other party at least sixty (60) days prior to the expiration of the then-current Term.

28. Right of First Refusal.

(a) Landlord hereby grants to Tenant a right of first refusal to purchase (the “ROFR”), in fee title, all of Landlord’s rights, title, and interest in the Premises. The ROFR shall be in effect from the Effective Date until the expiration or earlier termination of this Lease. Landlord agrees, upon receipt of a bona fide offer from a third party for the purchase of all or any portion of the Premises, which offer Landlord is willing to accept, to notify Tenant in writing of such offer and shall specify, in detail, the terms of such offer provided that (i) Tenant is not in default under this Lease beyond all applicable notice and cure periods and no condition exists which, with the giving of notice or passage of time or both, would constitute a default hereunder, and (ii) this Lease is then in full force and effect. Tenant may, by giving notice to Landlord within fifteen (15) days from the receipt of such notice, elect in writing to purchase the Premises on the terms of Landlord’s offer, time being of the essence. If Tenant shall so elect to purchase the Premises, it shall, within thirty (30) days after such election, enter into an agreement for the purchase and sale of the Premises incorporating the terms contained in Landlord’s offer. If Tenant fails to exercise the ROFR or enter into such an agreement, then the ROFR shall be null, void, and of no further force and effect and Landlord shall be at liberty to sell the Premises to any third party.

29. Option to Purchase. After 24 months of this Lease, Tenant shall have the right to purchase, in fee title, all of Landlord’s rights, title, and interest in an approximately 7.67 acre parcel of land which contains the Premises (the “Option Property”), as more particularly described on the survey attached as Exhibit “B.” Tenant may exercise this option by delivery of written notice to the Landlord; provided that this right to purchase will not be effective or enforceable by Tenant during any period in which Tenant is in default under this Lease. In connection with the transfer of the Option Property to the Tenant, the Landlord may reserve such access and utility easements as are reasonably necessary for Landlord to access and provide utility service to the Option Property and to access and provide utility service to any surrounding properties of Landlord. The purchase price for the Option Property shall be $64,380.98. Following delivery of written notice to exercise said option, the Landlord and Tenant will work in good faith to document, memorialize, record and complete the transaction, provided that in no event shall such period take longer than 90 days in total. Conveyance of title will occur by quitclaim deed. Tenant will be responsible for all fees, closing costs, and other associated expenses with the land transaction incurred by both Tenant and Landlord, including but not limited to all due diligence costs, the cost of any title insurance desired by Tenant, and any transfer tax assessed against the transfer. Once the Tenant exercises this option to purchase, Tenant will pay all outstanding Project Costs (detailed in Site Location and Development Agreement, Section 2.4) and any other outstanding balances (such as electric and broadband) to the Landlord within 60 days of the delivery of written notice to purchase. Landlord reserves the right to receive payment in full for such outstanding Project Costs and other balances prior to, and as a condition of, consummating the sale of the Option Property. This option to purchase expires at the end of the Initial Term of this Lease. Once title to the Option Property has transferred from Landlord to Tenant pursuant to either this option to purchase or the right of first refusal referenced above, Landlord will have no further duties, obligations, or liability to Tenant hereunder.

30. Invalidity of Particular Provisions. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

31. Quiet Enjoyment. Landlord hereby covenants and agrees that, if Tenant and its sublessees and assigns shall perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant and its sublessees and assigns shall at all times during the continuance hereof have the peaceable and quiet use, enjoyment, and possession of the Premises without any manner of let or hindrance from Landlord or from any person or persons lawfully claiming the Premises.

32. Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, administrators, successors and assigns.

33. Captions. All captions, headings, titles, numerical references and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease.

34. Independent Covenants. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of the Lease.

35. Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require.

36. Time is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.

37. Waiver of Jury Trial. Landlord and Tenant waive trial by jury in the event of any action, claim, proceeding or counterclaim, whether judicial, civil, administrative or otherwise, brought by either Landlord or Tenant against the other in connection with or arising out of this Lease.

38. Governing Law. This Lease shall be governed according to the laws of the state of Tennessee.

39. Construction. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party or its counsel is the draftsman of this Lease.

40. Brokers. Landlord and Tenant each represent and warrant to the other that no broker is involved in this Lease transaction, and each party agrees to indemnify, defend and hold the other harmless from and against any claim for fee, commission or sum claimed or due to any broker or agent in connection with this Lease transaction.

41. Complete Agreement. This writing contains the entire agreement between the parties hereto, and no agent, representative, or officer of Landlord hereto has authority to make or has made any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth. No modification of this Lease shall be binding unless such modification shall be in writing and signed by the parties hereto.

42. No Partnership. Nothing contained in this Lease shall be construed to create a partnership, joint venture or relationship of principal and agent between Landlord and Tenant. No provision of this Lease shall be construed to confer any rights or remedies upon any party other than Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have executed this Ground Lease Agreement as of the day and year first above written.

LANDLORD:

BRIGHTRIDGE, a municipal energy authority duly created and existing under the laws of Tennessee

By:	/s/ Jeffrey R. Dykes
Print Name:	Jeffrey R. Dykes
Title:	Chief Executive Officer

TENANT:

RED DOG TECHNOLOGIES LLC

By:	/s/ James D. Kelly III
Print Name:	James D. Kelly III
Title:	Manager

[***]

[***]

CONTRACT FOR LIGHTING AND POWER SERVICE

Account #	Work Order #
Location #

THIS CONTRACT, made this the 28 day of September 2020 by and between Red Dog Technologies LLC, a Tennessee limited liability company, [***] hereinafter called the “Customer,” and BrightRidge with office at 2600 Boones Creek Rd, Johnson City, TN, hereinafter called the “Distributor.”

WITNESSETH:

Whereas, the Customer has applied to the Distributor for electricity for the operation of a data center located at property adjacent to the Distributor’s Phipps Substation, which is [***] Limestone, TN 37684.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1. The Distributor will supply, and the Customer will take and pay for, all the electricity required for the operation above described in accordance with the terms hereof and the Rules and Regulations of the Distributor, a copy of which is attached hereto and hereby made a part hereof. The initial 6 months of the contract will allow for a period of testing and startup with a flexible contract demand (kW). During this 6-month period, Customer and Distributor will agree to an off-peak demand of 30 kW and a mutually agreed upon maximum demand (defined in a written amendment), but in no case shall the maximum demand be less than 5,001 kW. Beginning with the 7th full month, the contract will have an off-peak demand of 25,001 kW and a maximum demand of 25,001 kW for the duration. The Customer shall not take electricity in excess of such maximum demand except by agreement of Distributor and revision of contract, but nothing herein contained shall be construed to relieve the Customer of the obligation to pay for such amounts of electricity as may actually be taken.

2. Attached hereto is Distributor’s General Lighting and Power Rate, Schedule MSD (unless the contract demand is less during the first 6 months), which is Distributor’s currently effective standard rate schedule applicable to consumers of the same class as Customer. The power and energy made available hereunder shall be purchased and paid for by Customer in accordance with the rates, changes, and provisions of said standard rate schedule as modified from time to time by agreement between Distributor and the Tennessee Valley Authority, except as specifically provided in this contract. Distributor agrees that while the Customer has an active power contract or twenty-five (25) years, whichever is the lessor period, to not add any additional retail rate adders beyond the TVA standard retail rate adders for the MSD rate. Distributor agrees to provide notice of TVA rate changes to Customer as soon as practical.

3. The Customer shall pay as a minimum the amounts determined under the provision of the attached rate schedule entitled “Minimum Bill” but in no case shall the monthly bill be less than the minimum monthly bill referred to in said rate schedule.

3A. Should this service be disconnected before the end of this contract term, Customer shall be required to pay the minimum bill per the rate schedule times the number of months remaining on the contract term.

4. The electricity furnished hereunder shall be in the form of three phase, alternating current, at approximately 60 cycles and 415/240volts.

5. The Point of Delivery for the electricity supplied hereunder shall be located at the secondary terminals of the 415/240V padmount transformers and maintenance by the Distributor of approximately the above-stated voltage and frequency at said point of Delivery shall constitute delivery of electricity for the purpose of this contract. The electricity to be supplied the Customer hereunder shall be metered at the 13 kV breaker in the distributors substation to be constructed, owned, and operated by the Distributor, and the Distributor will install only such protective devices as in its opinion are necessary for the protection of its transformer bank or banks, and/or the transmission line or transmission lines supplying power to such substation. The Customer shall furnish the Distributor gratis with a suitable site and a right of way thereto over the property of the Customer for the period thereof, the transformer banks, transmission facilities and other equipment installed thereon to be considered the personal property of the Distributor. The Distributor’s agents and employees shall have the right of ingress and egress on said site and right of way.

6. The term of this contract shall be five years and six months. This contract shall begin on the date the delivery of electricity hereunder is actually begun, which it is estimated will be approximately December 1 2020, and shall be considered renewed for a year from the expiration of said term, and from year to year thereafter, unless written notice to the contrary is given by either party to the other at least three (3) months prior to the expiration of the term of the contract or any then existing renewal thereof.

7. Per the Rules and Regulations, a deposit or other security will be required as long as the Customer has active service. Acceptable forms of security would include a cash deposit, an irrevocable standby letter of credit, and surety bonds. The amount of the security will be twice the highest estimated monthly bill.

8. This contract shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors, and assigns of the parties hereto, but is not assignable by the Customer without written consent of the Distributor.

9. In the event of default by the Customer, Distributor shall be entitled to recover all expenses of collection and enforcement, including reasonable attorney’s fees and court fees. Customer agrees that this contract shall be interpreted under the laws of Tennessee and any litigation that may arise shall commence in courts that have jurisdiction in the Distributor’s electric service territory.

IN WITNESS WHEREOF, the parties hereto have caused this contract to be duly executed in                 the day and year first above written.

Red Dog Technologies LLC		BrightRidge
(Customer)			(Distributor)

By	/s/ James D. Kelly III	By	/s/ Jeffrey R. Dykes
	(Official Capacity)		(Official Capacity)

Internal Use
Activation Date
Employee Initials

Rules and Regulations of BrightRidge

Effective February 1, 2017

1)

Application/Contract for Service– Each prospective Customer desiring electricity, herein referred to as service, will enter into an application/contract for service with BrightRidge, post a deposit and/or other security, and be billed an administrative fee on the first month’s bill (as described in Implementation of Service Policy CS-100). This application/contract may be made in person, with at least one picture identification presented, or an acceptable online request may be made provided all verifications are met. BrightRidge shall make a credit investigation as a prevention method for identity theft and fraud to determine credit worthiness for deposit consideration. For rental properties, Customers may be required to provide proof of being the authorized tenant via a lease or verbal confirmation with the landlord. Service will not be supplied by BrightRidge to any applicant who makes a fraudulent attempt to apply for service as deemed by BrightRidge personnel. Any unpaid debt of the Customer to BrightRidge must be satisfied as a condition of service. If new applicant (Customer) was the occupant of record at a location and used BrightRidge services under another responsible party’s name, then new applicant must pay those unpaid billings prior to obtaining service at that location or any other location. The occupant of record and/or a former Customer (includes areas described above) that has their primary residence at a location with utility services in another listed responsible party’s name and owes BrightRidge an unpaid debt may not avoid paying for the debt by utilizing services that are listed in another responsible party’s name. BrightRidge will transfer the unpaid debt to the listed responsible party if BrightRidge substantiates that the former Customer is the occupant of record and/or the location is their primary address of residence as deemed by BrightRidge personnel. Customer (listed as responsibility party) accepts responsibility for any unpaid debts owed to BrightRidge by any occupant utilizing service at that location as described above. After completing application/contract for service and meeting all the requirements of BrightRidge’s Rules and Regulations, typically BrightRidge will connect an existing electric service, in locations that do not require an inspection, within three (3) business days after meeting all requirements.

2)

Deposit/Residential: A deposit or other security may be required before service is supplied. BrightRidge will perform a credit check with a national credit bureau (Online Utility Exchange) as part of this process. For residential customers, the deposit may be waived or reduced if the Customer: 1) has a current account with BrightRidge for a minimum of 12 months and has established a satisfactory credit rating as deemed by BrightRidge personnel and/or 2) has a satisfactory credit rating via a “green” rating (deposit waived) or “yellow” rating (deposit reduced). Residential deposits are as follows: waived is $0, reduced is $200, and standard is $300 (“red” rating). There are situations in which a customer may be defined as high risk due to being disconnected for nonpayment, owing BrightRidge an unpaid debt, or tampering with a BrightRidge metering device in any way. When a customer meets the criteria for high risk, a deposit of two times the highest bill at that location may be required. If a customer requests installment arrangements on a deposit due to financial hardship, BrightRidge may consider accepting 50% of the deposit at time of application and billing the remaining 50% on the first month’s statement. Failure to pay the deposit may result in disconnection of services. Residential deposits shall be retained until the account is closed. Residential deposits shall earn interest at an annual rate based upon the passbook savings account rate offered by BrightRidge’s main financial institution. Such earned interest will be credited to the Customer’s utility account annually (January). Customers may review deposit and interest records with the Customer Service Department. Upon termination of service, any deposit and accrued interest then existing will be applied to the account. BrightRidge shall have the right of recoupment and/or to offset the deposits against a Customer’s account. BrightRidge reserves the right to require a deposit/additional deposits should the account reflect collection activity.

3)

Deposit/Commercial/Industrial: The standard deposit is equal to twice the highest estimated monthly bill. Commercial deposits shall be retained until the account is closed. If an existing commercial or industrial customer has made a service request that would initiate a request for additional deposits, BrightRidge may consider reducing the deposit if the customer has an excellent payment history at the current location for a minimum of 12 months. Any existing security on current accounts must be maintained. Scenarios that would be considered:

•	moving from one location to another

•	expanding electrical consumption capacity at the current location(s)

•	continuing service at the existing location and adding a new service location(s)

At the request of the customer and/or BrightRidge personnel, annual reviews with the option to increase or reduce an existing commercial and industrial deposit will be viable. In lieu of a cash deposit, BrightRidge may accept a surety bond or irrevocable standby letter of credit from a BrightRidge approved organization in the amount equal to twice the highest monthly bill. These instruments should renew automatically from year to year. In the event that the Customer’s surety bond or irrevocable standby letter of credit lapses, BrightRidge will bill the Customer the full amount of the deposit requirement. All commercial and industrial cash deposits shall earn interest at an annual rate based upon the passbook saving account rates offered by BrightRidge’s main financial institution. Such earned interest will be credited to the Customer’s utility account annually (January). Customers may review deposit and interest records with the Customer Service Department. Upon termination of service, any deposit and accrued interest then existing will be applied to the account. BrightRidge shall have the right of recoupment and/or to offset the deposits against a Customer’s account. BrightRidge reserves the right to require a deposit/additional deposits should the account reflect collection activity.

4)

Billing – Bills will be rendered monthly and shall be due fifteen (15) days from the date of the billing by BrightRidge. Bills paid on or before the “due date” for current charges shall be considered as paid on time, but thereafter unpaid amounts may be assessed a “late fee” charge, (refer Schedule of Administrative and

Operational Fees and Charges hereafter referred as Schedule A) which shall be applied to any portion of the bill remaining unpaid. Should the “due date” of the bill fall on a Saturday, Sunday, or a BrightRidge recognized holiday, the next business day following the “due date” will be held as a day of grace for payment delivery. If a customer wishes to contest the billing, please refer to section #32 titled “Dispute.” Failure to receive a bill will not release Customer from payment obligation. A separate final written notice before disconnection of service will be issued two business days after the due date for any remaining unpaid amount. No further written notice will be sent. BrightRidge may disconnect service for non-payment if payment is not received within seven calendar days from the date the disconnection notice was issued. Refer to the section, “Discontinuance of Service by BrightRidge”, for more information. Customers enrolling in electronic billing presentment and electronic final notice delivery have consented to such based on their choice of settings with BrightRidge’s SmartHub mobile offering. Customers must specifically consent to allow BrightRidge to utilize optional notification methods delivered to wireless phone number such as automated outbound calling and texting. Customer authorizes BrightRidge to use any reasonable method, (including but not limited to telephone calls, emails, text messages, traditional mail, mobile alerts, and onsite notification), for the purpose of communicating business information and services to the customer, unless otherwise limited by consent or law. Customer energy consumption data for the prior twelve months is available via BrightRidge SmartHub mobile offering at any time or by making a written or verbal request to BrightRidge’s customer service personnel.

5)

Service Fee (Administrative Fee) – An Administrative fee (see Schedule A) may be billed for any new connection of service, transfers of service, and name changes. Charges for services not otherwise covered within the Rules and Regulation will be at BrightRidge’s reasonable cost, but in no case will the charge be less than the fee listed in the currently effective Schedule of Administrative and Operational Fees and Charges (Schedule A).

6)

Reconnection Fee – A reconnection fee (see Schedule A) will be billed to an account for reconnection of terminated service during normal working hours. If at the Customer’s request the reconnection is made after normal working hours, an afterhour’s reconnection fee (see Schedule A) will be billed to the reconnected account. BrightRidge expects full payment of any past due amounts prior to reconnection for a Customer that has been disconnected due to non-payment.

7)

Trip Charges – If a trip is made to terminate a past due account, there will be a trip charge (see Schedule A) for each such trip. In the event Customer causes BrightRidge to make an unnecessary service call at the customer’s premises, BrightRidge reserves the right to charge Customer with all reasonable costs associated with the trip.

8)

Returned Check Charges – There will be a returned check charge (see Schedule A) for all checks returned unpaid to BrightRidge. BrightRidge may refuse to accept checks as payment from those customers that have an established history of returned (NSF) checks.

9)	Temporary Services – BrightRidge will furnish and install a temporary service pedestal to Customers who request electrical service on a temporary basis. An installation charge (see Schedule A) will be billed in addition to a service fee. There will be a Temporary Service Monthly Rental Fee (see Schedule A) billed in addition to the monthly energy and customer charges in accordance with the appropriate rate schedule. In the event of loss or damage to the temporary service pedestal, the Customer will be liable for the costs of necessary repairs or replacements. BrightRidge defines temporary as a period of time less than twelve (12) months and may at its discretion remove the temporary service without notice to Customer after a twelve (12) month service period.

10)

Discontinuance of Service by BrightRidge – BrightRidge may refuse to connect or may discontinue service for violation of any of its Rules and Regulations, for violation of any provisions of BrightRidge’s Schedule of Rates and Charges, application for service, or any BrightRidge’s contracts or agreements. BrightRidge may discontinue service to Customer for the theft of service, appearance of theft, or tampering with BrightRidge metering devices and/or equipment. Service will be discontinued to Customers with past due accounts after notice as described in the section titled “Billing.” (Payment in full, including trip charges and reconnection fees, may be required prior to service restoration. Also, a deposit may be required before service will be restored.) In the event of extreme weather conditions, BrightRidge’s Customer Service Directive #11 provides the criteria and procedures for postponing non-payment disconnection orders from being worked. The discontinuance of service by BrightRidge for any causes stated in the Rules and Regulations does not release the Customer from his obligation to BrightRidge for the payment of minimum bills as specified in BrightRidge’s contract and/or application with the Customer or for any other amounts due to BrightRidge. Customers have the right to dispute any bill or situation under a hearing as defined in the section titled “Dispute.”

11)

Termination of Contract by Customer – Customers who have fulfilled their contract terms and wish to discontinue service must give at least three (3) days acceptable notice to that effect unless contract specifies otherwise. Notice to discontinue service prior to expiration of the contract term will not relieve Customer from any minimum or guaranteed payment under any contract, rate, or schedule.

12)

Advanced Metering Infrastructure –All BrightRidge customers are required to have an advanced meter that provides outage reporting, usage, voltage, and other alarms. These meters are integral to management of its network and deemed an absolute necessity. Remote connect and reconnect functionality is available at select sites where there are higher instances of field trips.

13)

Point of Delivery – The point of delivery is the point, as designated by BrightRidge, on Customer’s premises where service is to be delivered. All wiring and equipment beyond this point, except the meter, shall be provided and maintained by the Customer at no expense or responsibility to BrightRidge. Point of delivery is further defined as that point where obligation ends for BrightRidge to furnish and install conductor or conduit, and where obligation begins for Customer to furnish and install conductor or conduit.

14)

Customer’s Wiring Standards – Customer’s wiring must comply with the standards set forth by the National Electric Code, State of Tennessee, the local City or County codes, and BrightRidge requirements. The National Electric Code is superseded by the state or local codes when the state or local code is more stringent than the National Electric Code. However, when the National Electric Code is not superseded it will be the minimum acceptable standard. All meter locations for any service must be approved by a representative of BrightRidge. BrightRidge shall not be obligated to provide protective equipment for Customer’s lines, facilities, or equipment. The Customer shall provide surge protection equipment as necessary for the protection of its own property and operations.

15)

Inspections - Inspections and approval of Customer’s wiring, as certified by a certificate of final inspection, issued by the designated building and/or electrical inspector, or the local government shall be required prior to BrightRidge furnishing service. BrightRidge reserves the right to inspect any installation for wiring and/or equipment before electricity is introduced or at a later time, and shall have the right to reject any wiring, appliances, or equipment not in accordance with BrightRidge standards. However, such inspection or failure to inspect or reject shall not render BrightRidge liable or responsible for any loss and/or damage resulting from defects in the installation, wiring, appliances, or violations from National, State, local, and BrightRidge codes and standards, or accidents that occur upon the Customer’s premises. BrightRidge reserves the right to act as directed by the City of Johnson City on any potential electrical hazards by disconnecting the services. BrightRidge will attempt to notify the customer of record before disconnecting the service.

16)

Construction (Overhead & Underground), Line Extensions, Facilities Upgrades- Specifications and Outdoor Lighting – Detail, terms, and requirements for such will be furnished by BrightRidge upon request to the BrightRidge Engineering Department (per currently effective Aid to Construction Charges).

17)

Non-Standard or Modified Service – The Customer shall pay for any special installations necessary to meet his particular requirements for other than BrightRidge standard or planned voltage or standard voltage regulation. This includes making Customer requested changes in existing installations. Details, terms, and requirements for such will be furnished upon request to the BrightRidge Engineering Department.

18)

Transformers – After aid to construction amount (from Engineering) has been paid by the customer, BrightRidge will furnish, install, and maintain the necessary transformers for Customer loads. For large loads or for various three phase power installations, the meter may be at secondary voltage at a point designated by BrightRidge. Customers may choose to furnish, install, and maintain their own transformers for their required service. For such installation, the metering will be at the primary voltage at a point designated by BrightRidge. Details, terms, and requirements for such will be furnished upon request to the BrightRidge Engineering Department. Customer is responsible for all facilities beyond the metering point unless otherwise designated by these Rules and Regulations and/or by specific contract or agreement. Existing situations not in compliance with these provisions are “grandfathered” only until such time as the existing facilities require revision in any manner (such as replacement, addition, or supplement), whether at the Customer’s request, mandated by law, or by BrightRidge’s initiative for normal maintenance, replacement purposes, and/or safety issues.

19)

Customer’s Responsibility for BrightRidge Property – All meters, service connections, mobile home pedestals, temporary services, and other equipment furnished by BrightRidge shall be, and remain, the property of BrightRidge, unless specified by contract between BrightRidge and Customer. As part of the consideration for service, each Customer shall be BrightRidge’s trustee/bailee/steward of such facilities and shall accordingly desist from interfering with, impairing the operation of, or causing damage to such facilities. Customer shall control existing trees/shrubbery and refrain from new plantings so as to prevent interference with utility lines and other property of BrightRidge. Customer and/or Customer’s contractor should refrain from digging or construction without contacting Tennessee One-Call System (call 811 or 1-800- 351-1111) and allow time for marking of underground lines. In the event such facilities are interfered with, impaired in their operation, or damaged by Customer, or by any other person when the Customer’s reasonable care and surveillance could have prevented such, the customer shall indemnify BrightRidge or any other person against death, injury, loss, or damage resulting there from, including but not limited to BrightRidge’s cost of repairing, replacing, or relocating any such facilities. In the event such facilities are entered into, or tampered with in such a manner as to allow electricity illegally consumed or the measurement of that usage to be impaired, a meter tampering fee (see Schedule A) will be assessed to the Customer of record and/or occupant of the property where such tampering occurred. In addition, such Customer of record and/or occupant shall indemnify BrightRidge for its estimated loss of revenue, if any, resulting there from. A deposit may be required of the Customer of record and/or occupant (see Deposits).

20)

Right of Access – BrightRidge identified employees, contractors, vehicles, and equipment shall have access to Customer’s premises at all reasonable times for the purpose of reading meters, inspecting, testing, repairing, removing, or exchanging any or all equipment of BrightRidge. BrightRidge may opt to utilize or upgrade existing facilities on Customer’s property for the additional purpose of serving other properties. BrightRidge will require right of ways for all properties prior to BrightRidge installation of new facilities. In these cases, BrightRidge will work with property owner to secure a right of way. BrightRidge will require that the customer keep the right of way clear from obstructions, including trees. Customer agrees to allow BrightRidge to trim and/or remove trees/vegetation that may cause outages or block access. Meters and the meter bases shall not be inside a building or structure. At the direction of the City of Johnson City, BrightRidge may require a Customer, at their own expense, to have the meter and meter base moved to the outside of the building or structure. For those customers that participate in BrightRidge’s load management program, referred to as TALO; BrightRidge identified employees and contractors shall have access to load control devices installed on the customers’ premises at reasonable times for the purposed of testing and repairing the load management devices.

21)

Interruption of Service – BrightRidge will use reasonable diligence in supplying service. However, BrightRidge is not liable for breach of contract in the event of, or for loss, injury, or damage to a person’s property resulting from interruptions in service, excessive or inadequate voltage, single-phasing or otherwise unsatisfactory service, whether or not caused by negligence. In the event of an emergency or other condition causing a shortage in the amount of electricity for BrightRidge to meet the demand on its system, BrightRidge may, by a BrightRidge approved allocation method, adjust the amount of electricity to be made available for use by the Customer and/or may otherwise restrict the time during which Customer may make use of electricity. If such actions become necessary, Customer may request a variance because of unusual circumstances including matters adversely affecting public health, safety, and welfare. If Customer fails to comply with such allocation or restriction, BrightRidge may take such remedial actions as it deems appropriate under the circumstance including temporarily disconnecting service and charging additional amounts because of excess use.

22)

Voltage Fluctuation Caused by Customer – Electric service must not be used in such a manner as to cause unusual fluctuations or disturbances to BrightRidge’s system. BrightRidge’s guidelines for acceptable limits of power disturbance that a customer’s service (load) can place on the BrightRidge electrical distribution system are found in the Institute of Electrical and Electronic Engineers (IEEE) Standard 519. IEEE 519 covers items such as voltage and current distortion, power levels of various harmonics by frequency, and by total harmonic distortion (THD). BrightRidge may require Customer, at his/her own expense, to install suitable apparatus that will reasonably limit such fluctuations and disturbances.

23)

Additional Load – The service connection, transformers, meters, and equipment supplied by BrightRidge for each Customer shall have definite capacity, and no additions to the equipment or load connected thereto will be allowed except by consent of BrightRidge. Failure to give notice of additions or changes in load, and to obtain BrightRidge consent for same, shall render Customer liable for any damage to any of BrightRidge lines or equipment caused by the additional or changed installation.

24)

Customer Generated Electricity – The Customer may not add generation capacity that has the ability to flow back to the BrightRidge meter or impact BrightRidge’s electrical network without the express written consent of BrightRidge. Examples of possible generation would be photovoltaic systems, low impact hydro, wind generation, and combustion generation of any type. BrightRidge may discontinue service in order to protect its network or until such time the Customer meets all BrightRidge, local, state, Tennessee Valley Authority, and Federal Energy Regulatory Commission requirements. For approved installations, any additional capacity added at a later date must also be approved by BrightRidge in advance.

25)

Standby and Resale Service – All purchased electricity (other than emergency or standby service) used on the Customer’s premises shall be exclusively supplied by BrightRidge, and Customer shall not, directly or indirectly, sell, sublet, assign, or otherwise dispose of the electric power or any part thereof. Customer must follow guidelines of the in effect governing body of the BrightRidge service territory.

26)

Notice of Trouble – Customer shall notify BrightRidge immediately should the service be unsatisfactory for any reason, or should there be any defects, trouble, or accidents affecting the supply of electricity. Such notices, if verbal, should be confirmed in writing.

27)

Meter Tests – BrightRidge will, at its own expense, make periodic tests and inspections of its meters to maintain a high standard of accuracy. BrightRidge will make additional tests or inspections of its meters at the request of Customer for a meter test fee (see Schedule A). If the tests made at Customer’s request show that the meter is accurate within two percent (2%) slow or fast, no adjustment will be made in Customer’s bill. In case the test shows meter to be in excess of two percent (2%) fast or slow, an adjustment shall be made in Customer’s bill over a period not to exceed thirty (30) days prior to date of such test, and cost of the metering test shall be covered by BrightRidge.

28)

Billing Adjusted to Standard Periods – The base charges, usage, and minimum bill charges for electricity set forth in the Schedule of Rates and Charges are based on billing periods of approximately one month. In the case of the first billing of new accounts (seasonal customers exempted), only devices may be prorated. For a final billing of all accounts where the period covered by the billing involves fractions of a month, there is no pro-ration made for any usage and/or minimum bill charges, only devices.

29)

Load Management Program – BrightRidge has a load management program referred to as TALO. BrightRidge may have load control equipment placed on the premises or equipment of Customers. At any time, either party, Customer or BrightRidge, at their option, may cancel by written notice their participation in the Load Management Program, after which the load control equipment will be removed from their premises. BrightRidge is not responsible for the replacement of any Customer equipment or be responsible for malfunctions or damages caused by Customer equipment. Manufacturers’ warranties, if any, will apply to Customer equipment. BrightRidge has the right to activate/operate load control equipment placed on the premises or equipment of the Customer per the TALO program guidelines.

30)

Scope – This Schedule of Rules and Regulations is a part of all contracts for receiving service from BrightRidge and applies to all service received from BrightRidge, whether the service is based upon contract, agreement, signed application, or otherwise. Customers are informed about rates and service policies upon application of service. A copy of this Schedule, together with a copy of the BrightRidge Schedule of Rates and Charges, shall be available for inspection at the offices of BrightRidge and on BrightRidge’s website www.BrightRidge.com.

31)

Medical Hardship – Customers with a medical condition, where disconnection of electric service would create a life-threatening medical situation for the Customer or other permanent resident of the household, may have their medical doctor complete a medical necessity form. Once BrightRidge has received and accepted this form, BrightRidge would provide best efforts attempt to notify Customer in the field in addition to the standard notification for any non-payment disconnection of service. This postponement may be for a single business day. A life-threatening medical condition does not relieve the Customer of the obligation to pay for electric service, including any late fees or other applicable charges. If full payment of past due amount or a payment arrangement has not been established, service will be disconnected as described in CS Policy #110 Disconnection for Non-Payment/Medical Hardship. This applies only to accounts in collection activity with normal restoration and in no way, is applicable to power outages.

32)

Dispute – BrightRidge has a board approved policy for contested billing (reference CS-103) that is available on request and a copy is posted in the lobby at BrightRidge’s office. Any dispute of issues outside the scope of a contested billing may be addressed by a member of the management team by calling the Customer Service Department at 423-952-5000. In the event an issue is not resolved, customers may make a final appeal to the CEO. Also, if a customer would like to address any concern with the board of directors by being added to the agenda for the regularly scheduled monthly board meeting, the customer may contact BrightRidge’s Administrative Assistant to the CEO no less than 7 days prior to the scheduled board meeting by calling 423-952-5039. The Tennessee Valley Authority (TVA) is BrightRidge’s regulatory authority. If the Customer has an issue or complaint that has not been resolved with BrightRidge, TVA provides a complaint resolution process by calling the TVA Regulatory Hotline at 1-888-289-8409 or emailing TVA at complaintresolution@tva.gov. Additional information on TVA’s complaint resolution process can be found at www.tva.gov/complainresolution.

33)	Conflict – In case of conflict between any provision of any Schedule of Rates and Charges and the Schedule of Rules and Regulations, the Schedule of Rates and Charges shall apply.

34)

Revisions – These Rules and Regulations may be revised, amended, supplemented, or otherwise changed from time to time, without notice. Such changes, when effective, shall have the same force as the present Rules and Regulations. The Schedule of Administrative and Operational Fees and Charges (Schedule A) that this document refers to may be updated from time to time with the currently effective fees and charges as determined by BrightRidge without notice to Customers. BrightRidge provides information on current and new retail electric rates on its website www.BrightRidge.com. If BrightRidge elects to have a retail rate increase greater than TVA’s wholesale pass-through rate increase, it will be publicized on our website.

35)

Default of Contracts., Agreements, Applications, and any other BrightRidge/Customer Relationships – In the event of any default where legal action becomes necessary and/or unpaid accounts are turned over to a collection agency; BrightRidge shall be entitled to recover all expenses of enforcement and collection of amounts owed under this agreement including reasonable attorney’s fees and collection agency fees. BrightRidge Contracts, Agreements, Applications, and other BrightRidge/Customer relationships shall be interpreted under the laws of Tennessee and any litigation arising hereunder shall be commenced in the courts of Tennessee having jurisdiction in Johnson City, Tennessee unless otherwise mandated by law. Customer may not assign any BrightRidge contract, agreement, application, and any other BrightRidge/Customer relationship without the written consent of BrightRidge.

BrightRidge

Schedule of Administrative and Operational Fees and Charges (Schedule A)

(This Schedule is referenced in the Rules and Regulations)

Schedule A

1.	Service Fee (New, Transfer, & Update)	[***]
	Next Day	[***]
	Same Day	[***]
	Bucket Truck Required	[***]

2.	Trip Charge (Onsite but no disconnection)	[***]
	Trip Charge (Bucket truck)	[***]

3.	Reconnection Charge Mon-Fri	[***]
	8:00 AM-9:00 PM	[***]

	Mon-Fri after 9:00 PM & Holidays and Weekends	[***]
	Requires Service Truck	[***]

4.	Return Check Charge (NSF check charge)	[***]

5.	Meter Test Charge (Single phase electric meter)	[***]
(Meter tests for three phase electric meters are based on actual costs but no less than $70)

6.	Temporary Electric Service Installation	[***]
	(Service fee in addition to this charge)	[***]

7.	Temporary Service Monthly Rental Fee	[***]
	(In addition to standard monthly billing per rates)	[***]

8.	Meter Tampering Penalty	[***]
	Broken Seal Only	[***]
	Broken Seal and Usage	[***]
	Broken Seal, Usage, and Meter Damage	[***]
	Installation of a Locking Band	[***]

9.	Late Payment Fee	[***]
	First $1000 of Billing	[***]
	Additional Billing Above $1000	[***]
	(Applies to current billing excluding taxes)	[***]

*	Note: A request for non-standard service may require additional charges. See the Rules and Regulations for additional information.

Exhibit D:

Rules Governing Suspension of Power Service

Section 1 Automatic Disconnect: BrightRidge will install two different automatic disconnect means that will aid customer and BrightRidge in meeting goals of the project. These goals are to obtain maximum usage of facilities throughout the year and curtail power consumption during peak times. These goals will change if customer decides to take advantage of the Interruptible Power (IP5) program offered by TVA.

(a) Prevention of Peak Power Consumption. Customer will install, control, and maintain the principal means for disconnecting/curtailing power during peak times, which will be the preferred choice. As an alternate, BrightRidge will provide a secondary system that will aid in curtailing power consumption during these times. These devices will follow the schedule in the table below labeled ‘On-Peak and Off-Peak Periods’. These schedules will need to be reviewed yearly to meet requirements of billing times and dates.

On-Peak and Off-Peak Periods
Month	Pricing Season	On-Peak Definition*
January	Winter	M - F: 4 am - 10 am CPT
February	Winter	M - F: 4 am - 10 am CPT
March	Winter	M - F:4 am- 10 am CPT
April	Transition	M - F: 1 pm - 7 pm CPT
May	Transition	M - F: 1 pm- 7 pm CPT
June	Summer	M - F: 1 pm - 7 pm CPT
July	Summer	M - F: 1 pm - 7 pm CPT
August	Summer	M - F: 1 pm - 7 pm CPT
September	Summer	M - F: 1 pm - 7 pm CPT
October	Transition	M - F: 1 pm - 7 pm CPT
November	Transition	M - F: 4 am - 10 am CPT
December	Winter	M - F: 4 am - 10 am CPT
* Excluding Federal Holidays (New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day)

(b) Interruption of Power Supply. To provide Customer with maximum capacity throughout the year, BrightRidge will install, control, and maintain a device that will automatically disconnect approximately 5 MW of load from the customer. This will occur at the second stage of forced air, which is equivalent to 60% above the base nameplate rating of the substation transformer. After load on the substation transformer has decreased below the first stage of forced air, which is equivalent to 30% above the base nameplate rating, a one-hour timer will be applied to give the transformer time to cool down. After this one-hour timer and loading below the first stage of forced air, the device will be automatically signaled to close.